Exhibit 5.4

FINDER’S FEE AGREEMENT

THIS AGREEMENT made effective November 16, 2006.

BETWEEN:

GULF UNITED ENERGY, INC., a company incorporated pursuant to the laws of Nevada with an office at 5858 Westheimer, Suite 850, Houston, Texas 77057;

(the "Company")

OF THE FIRST PART

AND:

JAMES ASKEW, of 6417 Mercer, Houston, Texas, 77005;

("Askew")

OF THE SECOND PART

W H E R E A S:

A.

Askew has introduced the Company to the principals of Cia. Mexicana de Gas Natural, S.A. de C.V. (“CMGN”) and has participated in the negotiation and execution of a letter of intent dated March 22, 2006, as amended (the “Letter of Intent”) with CMGN;

B.	In connection with Askew’s efforts, the Company has agreed to pay Askew a finder’s fee as described herein;

     NOW THEREFORE THIS AGREEMENT WITNESSETH that for and in consideration of the premises, the mutual covenants and agreements herein contained the parties hereto hereby agree as follows:

1.

In consideration of Askew introducing the Company to the CMGN, the Company hereby agrees to pay Askew a finder’s fee (the “Finder’s Fee”) equal to 8.5% of any proceeds that the Company receives from either of the Project Companies (as defined in the Letter of Intent).

2.	The Company shall be obligated to make each Finder’s Fee payment to Askew forthwith upon it receiving proceeds from either of the Project Companies.

3.	The Finder's Fee, when paid, shall represent the full extent of the Company’s obligations to Askew with respect to the Letter of Intent.

4.	The parties hereto agree to do or cause to be done all acts or things necessary to implement and carry into effect the provisions and intent of this Agreement.

5.

This Agreement constitutes the entire agreement to date between the parties hereto and supersedes every previous agreement, communication, expectation, negotiation, representation or understanding, whether oral or written, express or implied, statutory or otherwise, between the parties hereto with respect to the subject matter of this Agreement.

6.	Time shall be of the essence of this Agreement.

7.	This Agreement shall be governed, construed and interpreted by, through and under the laws of Texas.

8.	This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and assigns.

         IN WITNESS WHEREOF, the parties hereto have hereunto caused these presents to be executed, as of the day and year first above written.

GULF UNITED ENERGY, INC.

Per:
DON WILSON	JAMES ASKEW
Authorized signatory:	James Askew